Exhibit 2.01
(Translation)
SHARE HANDLING REGULATIONS
OF
PIONEER CORPORATION
(Pioneer Kabushiki Kaisha)

CHAPTER I.
GENERAL PROVISIONS
Article 1. (Purpose)
     By authority granted by the provisions of the Articles of Incorporation of the Company, as amended, these regulations shall govern the business pertaining to handling of shares and share acquisition rights and the charges therefor; provided, however, that the business pertaining to handling of beneficial shareholders shall be governed by the rules provided by Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”) in addition to these regulations.
Article 2. (Transfer Agent)
     The transfer agent of the Company, its registered handling place and liaison offices shall be as follows.
          Transfer agent:
Mitsubishi UFJ Trust and Banking Corporation
4-5, Marunouchi 1-chome
Chiyoda-ku, Tokyo
          Registered handling place:
Corporate Agency Department
Mitsubishi UFJ Trust and Banking Corporation
4-5, Marunouchi 1-chome
Chiyoda-ku, Tokyo
          Liaison offices:
All Japanese branches of
Mitsubishi UFJ Trust and Banking Corporation
Head office and all Japanese branches of
The Nomura Securities Co., Ltd.

Article 3. (Denominations of Share Certificates)
(1)	All share certificates issued by the Company shall be in eight (8) denominations of one (1), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000), five thousand (5,000) and ten thousand (10,000) shares; provided, however, that as to fractional unit shares as provided in the Articles of Incorporation, share certificates representing any such number of fractional unit shares may be issued.
(2)	Notwithstanding the preceding paragraph, shareholders may not request the issuance of share certificates representing any number of fractional unit shares, except pursuant to the provisions of Article 15 (Request for Issuance of Share Certificates in Non-Possession Status), Article 24 (Reissuance Due to Defacement or Mutilation) and Article 25 (Reissuance Due to Completion of Columns for Shareholders’ Names).
Article 4. (Description of Share Certificates)
     Share certificates issued by the Company shall set forth the name of the shareholder, the issuance date of the share certificates and the date of incorporation of the Company as well as the matters provided in laws and ordinances.
Article 5. (Requests or Reports, etc.)
(1)	All requests, reports or applications under these regulations shall be made in the forms prescribed by the Company and shall bear the seal impression filed in accordance with the provisions of Article 16 (Report of Name, Address and Seal Impression of Shareholder, etc.).
(2)	With regard to the requests, reports or applications referred to in the preceding paragraph, the Company may request submission of any document deemed necessary.
(3)	Should any request, report or application referred to in paragraph 1 above be made by a proxy, a document evidencing his/her authority, or any such act be required to be made with consent of a curator (hosanin) or an assistant (hojonin), a document evidencing such consent, shall be submitted.
Article 6. (Amendments to the Provisions of These Regulations)
     A resolution of the Board of Directors shall be required for any amendment to the provisions of these regulations.

CHAPTER II.
RECORDING ON REGISTER OF SHAREHOLDERS IN WRITING OR DIGITALLY
Article 7. (Registration of Transfer of Shares)
(1)	In case entry of a transfer of shares is requested in the register of shareholders in writing or digitally (hereinafter referred to as “registration of a transfer of shares”) is requested, the request form therefor shall be submitted together with the share certificates concerned setting forth the name of the requesting party.
(2)	In case registration of a transfer of shares is requested in respect to shares acquired for any reason other than assignment, a document evidencing the acquisition shall be submitted in addition to the procedures provided in the preceding paragraph; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.
Article 8. (Registration of Transfer of Shares Where a Special Procedure is Required by Laws or Ordinances)
     In case the performance of a special procedure is required by laws or ordinances for a transfer of shares, the request form for registration of a transfer of shares shall be submitted together with the share certificates concerned setting forth the name of the requesting party and a document evidencing the completion of such special procedure.
Article 9. (Recording on Register of Beneficial Shareholders in Writing or Digitally)
     Entry in the register of beneficial shareholders in writing or digitally shall be made upon the notice with respect to beneficial shareholders from JASDEC and the beneficial shareholders’ card in the form prescribed by JASDEC.
Article 10. (Integration of Register of Shareholders and Register of Beneficial Shareholders)
     In case a shareholder recorded on the register of shareholders in writing or digitally is deemed to be the same person as a beneficial shareholder recorded on the register of beneficial shareholders in writing or digitally based on his/her address and name, the number of shares recorded on the respective registers in writing or digitally shall be aggregated with respect to the exercise of shareholders’ rights.

Article 11.	(Recording on Register of Share Acquisition Rights in Writing or Digitally)
     In case entry in the register of share acquisition rights is requested in writing or digitally, the prescribed request form therefor shall be submitted.
CHAPTER III.
REGISTRATION OF PLEDGES AND INDICATION OF TRUST ASSETS

Article 12.	(Registration or Cancellation of Pledge)
     In case registration of a pledge of shares, alteration or cancellation thereof is requested, the request form therefor signed by both the pledgor and the pledgee shall be submitted together with the share certificates concerned setting forth the name of the pledgee.

Article 13.	(Indication of Trust Assets or Cancellation Thereof)
     In case indication of trust assets in respect to shares, alteration or cancellation thereof is requested, the request form therefor shall be submitted by either the trustor or the trustee, together with the share certificates concerned.
CHAPTER IV.
NON-POSSESSION OF SHARE CERTIFICATES

Article 14.	(Request for Non-Possession of Share Certificates)
     In case non-possession of share certificates by the shareholder is requested, the request form therefor shall be submitted together with the share certificates concerned; provided, however, that if the share certificates concerned have not yet been issued, submission of the share certificates shall not be required.

Article 15.	(Request for Issuance of Share Certificates in Non-Possession Status)
     A shareholder who has requested non-possession of share certificates may at any time submit a request in the prescribed form for issuance of the share certificates.

CHAPTER V.
REPORTS

Article 16.	(Report of Name, Address and Seal Impression of Shareholder, etc.)
     A shareholder, a beneficial shareholder and a stock pledgee or his/her legal representative, if any, shall report his/her name, address and seal impression, and any change thereof; provided, however, that a foreigner who is accustomed to signing his/her name may substitute his/her specimen signature for the seal impression.

Article 17.	(Representative of Jointly Owned Shares)
     A shareholder or a beneficial shareholder who jointly owns shares shall appoint one representative and shall report on such appointment. The same shall apply in case of a change of their representative.

Article 18.	(Representative of a Shareholder Who Is a Corporation)
     In case a shareholder or a beneficial shareholder is a corporation, the name of one representative of such corporation shall be reported. In case of a change of its representative, the report form therefor shall be submitted together with an official certificate of the matters recorded in its commercial register.

Article 19.	(Report of Address for Notices of Non-Resident Shareholders, etc.)
(1)	A shareholder, a beneficial shareholder and a stock pledgee or his/her legal representative, if any, who is not residing in Japan shall, in addition to the procedures provided in Article 16 (Report of Name, Address and Seal Impression of Shareholder, etc.), either appoint a standing proxy or designate the mailing address in Japan and shall report thereon.

(2)	The provisions of Article 16 shall apply mutatis mutandis to a standing proxy.

Article 20.	(Change of Entries in Register of Shareholders, in Register of Beneficial Shareholders and in Share Certificates)
     Should any change in an entry in the register of shareholders, in the register of beneficial shareholders and in share certificates be desired for the reasons set forth below, the report form therefor shall be submitted, together with the share certificates concerned and a document evidencing the change; provided, however, that if no share certificates have been issued for such shares and any change in an entry in the register of beneficial shareholders have been made, submission of share certificates shall not be required.

1.	Change of family name or personal name.

2.	Appointment, change or release of a person having parental authority, a guardian or other legal representative.

3.	Change of trade name or corporate name.

4.	Change in corporate organization.

Article 21.	(Reporting Method by Beneficial Shareholders)
     Any report made by a beneficial shareholder under this Chapter shall be made through a participant of JASDEC (hereinafter referred to as “participant”) except in cases of change in his/her seal impression only.

Article 22.	(Reporting Method by Holders of Share Acquisition Rights)
     A holder of share acquisition rights shall report any change in the matters reported by such holder.
CHAPTER VI.
REISSUANCE OF SHARE CERTIFICATES

Article 23.	(Reissuance Due to Splitting or Consolidation)
     In case issuance of new share certificates for the purpose of splitting or consolidating share certificates is requested, the request form therefor shall be submitted together with the share certificates concerned; provided, however, that no request shall be made for issuance of fractional unit share certificates resulting from splitting or consolidation.

Article 24.	(Reissuance Due to Defacement or Mutilation)
     In case issuance of new share certificates due to defacement or mutilation is requested, the request form therefor shall be submitted together with the share certificates concerned; provided, however, that if it is difficult to discern whether the share certificates in question are genuine or not because of remarkable defacement or mutilation, the provisions prescribed by Chapter VII shall be applied.

Article 25.	(Reissuance Due to Completion of Columns for Shareholders’ Names)
     In case all the columns for names of acquirers on a share certificate have been filled, the share certificates concerned shall be retrieved and new share certificates shall be issued.

Article 26.	(Automatic Consolidation of Fractional Unit Share Certificates)
     Fractional unit share certificates submitted for a registration of a transfer of shares shall, whenever the aggregate number of shares represented by such certificates amounts to a full unit or an integral multiple of a unit, be consolidated into full unit share certificates, unless the party requesting such registration has instructed otherwise.
CHAPTER VII.
REGISTRATION OF LOSS OF SHARE CERTIFICATES

Article 27.	(Request for Registration of Loss of Share Certificates)
     In case registration of loss of share certificates is requested, the request form therefor shall be submitted together with a document evidencing acquisition of the share certificates concerned, a document evidencing loss thereof and a document for identification of the requesting party; provided, however, in case the registered shareholder or pledgee (the “nominee”) of the shares requests the registration of such loss, a document evidencing acquisition thereof and a document for identification of such nominee shall not be required.

Article 28.	(Application for Cancellation of Registration of Loss of Share Certificates by the Party Who Registered Such Loss)
     In case cancellation of registration of loss of share certificates mentioned in the preceding Article 27 is applied for by the party who registered such loss, the application form therefor shall be submitted.

Article 29.	(Application for Cancellation of Registration of Loss of Share Certificates by the Party Holding Such Share Certificates)
     In case cancellation of registration of loss of share certificates is applied for by the party holding such share certificates, the application form therefor shall be submitted together with the share certificate concerned and a document for identification of the applicant; provided, however, in case the nominee makes such application, a document for identification of such nominee shall not be required.

Article 30.	(Application of the Provisions Concerning the Reports)
     In case the party who registered the loss of share certificates changes the description of the register of lost share certificates recorded in writing or digitally, the provisions of Article 16 (Report of Name, Address and Seal Impression of Shareholder, etc.) through Article 20 (Change of Entries in Register of Shareholders, in Register of Beneficial Shareholders and in Share Certificates) hereof shall be applied mutatis mutandis.
CHAPTER VIII.
PURCHASE OF FRACTIONAL UNIT SHARES

Article 31.	(Method of Request for Purchase)
(1)	In case purchase by the Company of fractional unit shares is requested by a shareholder, the request form therefor shall be submitted together with the share certificates concerned; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

(2)	In case a request referred to in the preceding paragraph is made by a beneficial shareholder, such purchase of fractional unit shares shall be made through JASDEC and the participant(s).

(3)	A party who has requested the purchase of fractional unit shares by the Company may not revoke such request.

Article 32.	(Determination of Purchase Price)
(1)	The purchase price per share for fractional unit shares shall be the last selling price per share on the Tokyo Stock Exchange on the day on which such request reached the registered handling place or a liaison office of the transfer agent provided in Article 2; provided, however, that should no sale of shares take place on the Tokyo Stock Exchange on that day or should that day be a day when the Tokyo Stock Exchange is closed, the purchase price per share shall be the first selling price per share effected thereafter.

(2)	The purchase price shall be obtained by multiplying the purchase price per share referred to in the preceding paragraph by the number of shares requested for purchase.

Article 33.	(Payment of Proceeds)
(1)	The Company shall pay the proceeds to the requesting party on the fourth (4th) business day from (and including) the day on which the purchase price was determined unless the Company otherwise determines.

(2)	Notwithstanding the preceding paragraph, if the purchase price reflects the right to receive dividends from surplus or stock split, etc., the proceeds shall be paid not later than the record date.

(3)	The Company may deduct from the proceeds remittance costs and all other actual costs incurred in paying the proceeds.

Article 34.	(Date of Transfer of Purchased Shares)
     The title to the fractional unit shares for which the request for purchase is made shall be transferred to the Company on the date when the Company completes all procedures for payment of the proceeds in accordance with the preceding Article 33.
CHAPTER IX.
SALE OF FRACTIONAL UNIT SHARES

Article 35. (Method of Request for Sale)
(1)	In case sale by the Company of fractional unit shares is requested by a shareholder (hereinafter referred to as “request for sale”), the request form therefor shall be submitted together with the share certificates concerned and the advanced payment provided in the following Article 36; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

(2)	In case a request referred to in the preceding paragraph is made by a beneficial shareholder, such sale of fractional unit shares shall be made through JASDEC and the participant(s).

(3)	A party who has requested the sale of fractional unit shares by the Company may not revoke such request.

Article 36.	(Advanced Payment)
     The advanced payment shall be the amount obtained by multiplying the last selling price per share on the Tokyo Stock Exchange on the business day immediately preceding the day of request for sale (if no sale of shares takes place on the Tokyo Stock Exchange on that day or if that day is a day when the Tokyo Stock Exchange is closed, the last selling price per share on the day immediately preceding that day) by the number of shares requested for sale and multiplying the result by 1.3. Any fraction less than one thousand (1,000) yen resulting therefrom shall be rounded up.

Article 37.	(Restriction on Requests for Sale)
     If the aggregate number of fractional unit shares for which the requests for sale are made on the same day exceeds the number of shares reserved by the Company for requests for sale, all the requests for sale on that day shall not become effective.

Article 38.	(Suspension Period of Requests for Sale)
(1)	The Company shall suspend acceptance of requests for sale, during the period from twelve (12) business days prior to March 31 up to March 31 of each year and during the period from twelve (12) business days prior to September 30 up to September 30 of each year.

(2)	In addition to the periods referred to in the preceding paragraph, the Company may suspend acceptance of requests for sale any time as it deems necessary.

Article 39.	(Determination of Sale Price)
(1)	The sale price per share for fractional unit shares shall be the last selling price per share on the Tokyo Stock Exchange on the day on which such request reached the registered handling place or a liaison office of the transfer agent provided in Article 2; provided, however, that should no sale of shares take place on the Tokyo Stock Exchange on that day or should that day be a day when the Tokyo Stock Exchange is closed, the sale price per share shall be the first selling price per share effected thereafter.

(2)	The sale price shall be obtained by multiplying the sale price per share referred to in the preceding paragraph by the number of shares requested for sale.

Article 40.	(Receipt of Sale Proceeds)
(1)	The Company shall receive the sale proceeds from the advanced payment on the sixth (6th) business day from (and including) the day on which the sale price was determined (in case of a request under paragraph 4 below, the day on which the relevant shortfall is paid).

(2)	Notwithstanding the preceding paragraph, if the sale price reflects the right to receive dividends from surplus or stock split, etc., the sale proceeds shall be received not later than the record date.

(3)	The amount obtained by deducting the sale proceeds from the advanced payment shall be returned to the shareholder who requested such sale by transferring such amount to the bank account, etc. designated by such shareholder or by cash payment through postal transfer.

(4)	If the advanced payment is less than the sale proceeds, the Company shall request a payment of such shortfall to the shareholder who requested such sale and receive the sale proceeds within six (6) business days from (and including) the day on which such shortfall is paid; provided, however, that if such shortfall is not paid within six (6) business days from (and including) the day on which the Company requested the payment of such shortfall, the request for sale concerned shall become invalid.

Article 41.	(Date of Transfer of Sold Shares)
     The title to the fractional unit shares for which the request for sale is made shall be transferred to the shareholder or beneficial shareholder who requested such sale on the date of receipt of the sale proceeds in full in accordance with the preceding Article 40.

Article 42.	(Delivery of Share Certificates)
     The Company shall, without delay, issue share certificates for the shares which become a full unit following the request for sales and deliver such share certificates to the shareholder who requested such sale; provided, however, that this provision shall not apply when beneficial shareholders make such request.

CHAPTER X.
CHARGES

Article 43.	(Charges)
(1)	No charges shall be levied on the requesting party for handling of shares of the Company except for the following case.
Request for registration of loss of share certificates as mentioned in Article 27
10,000 yen per one case; and
500 yen per one share certificate
(2)	Any consumption tax imposed on the charge referred to in the preceding paragraph shall be borne by the applicant.
SUPPLEMENTARY PROVISIONS
     These regulations, as amended, shall come into force on May 1, 2006.
* * * * *